COMMERCE BANCSHARES, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

1.    PURPOSE

The policy of Commerce Bancshares, Inc. (“Commerce”) is to compensate its officers based on performance. The purpose of this Executive Incentive Compensation Plan (“Plan”) is to provide incentive compensation awards to those individuals whose management efforts reflect a desire to meet commonly agreed upon objectives or to those who by their superior performance directly contribute to the profitability of Commerce and to encourage the retention of outstanding contributors.

This Plan document is effective as of December 1, 2023, and amends and restates the prior Plan, amended and restated effective April 19, 2023, in its entirety.

2.    ADMINISTRATION

The Plan shall be administered by the Compensation and Human Resources Committee (“Committee”) of the Board of Directors (“Board”) of Commerce, which shall consist solely of two or more directors who are “non-employee directors” under Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision thereto. The Committee shall have authority in its sole discretion to interpret the Plan, establish rules and procedures thereunder, and make all determinations, including the determination of incentive compensation awards eligible to be deferred under the Plan. All determinations made by the Committee shall be final and binding.

Notwithstanding the foregoing, the Retirement Committee shall administer the “Deferral Options” set forth in section 6 of this Plan in accordance with the terms of such section. The co-chairpersons of the “Retirement Committee” shall be Commerce’s Controller and the Executive Director of Talent Management. The co-chairpersons shall appoint and remove the other members of the Retirement Committee. The Retirement Committee shall consist of a minimum of three members. The Retirement Committee shall act by a majority of its members at the time in office, but such action may be taken by a vote at a meeting or in writing (including e-mail) without a meeting. The members of the Retirement Committee shall receive no compensation for their services as such. Notwithstanding the foregoing, the Retirement Committee may choose to delegate its administrative functions hereunder. Decisions of the Retirement Committee may be reflected in the terms of administrative forms provided to participants.

3.    ELIGIBLE PARTICIPANTS

All executive officers, chairmen and vice chairmen of boards, presidents, executive vice presidents, senior vice presidents and vice presidents of Commerce or any of its affiliated banks or subsidiary companies shall be eligible to participate in the Plan, together with such other officers or employees of Commerce and its affiliated banks and subsidiary companies as the Committee shall determine.

Directors who are not officers or employees of Commerce, an affiliated bank, or a subsidiary company, are not eligible to participate in the Plan.

4.    DETERMINATION OF AWARD

a.    The Board in its sole discretion shall approve the amount of the aggregate incentive compensation awards to be granted based on the recommendation of the Committee. The incentive compensation awards to be made to the Chairman of the Board and/or the Chief Executive Officer of Commerce shall be determined by the Committee. All other awards to be made under this Plan may be determined by the Committee, or should the Committee so direct, by a committee consisting of the Chief Executive Officer of Commerce, a Vice Chairman designated by the Chief Executive Officer, and the Executive Director of Talent Management.

b.    Individual incentive compensation awards for members of the Commerce Executive Management Committee (“EMC participants”) of Commerce (and, in the discretion of the Committee, non-EMC participants) shall be conditioned upon the achievement of objective performance goals (“Performance Goals”) based on one or more of the following criteria: revenue, pre-provision net revenue, earnings, earnings per share, pre-tax earnings and net profits, stock price, market share, costs, return on equity, efficiency ratio (non-interest expense, divided by total revenue), asset management, asset quality, asset growth, budget achievement or other financial metrics specified by the Committee. Performance Goals may be subject to performance modifiers based on strategic corporate initiatives determined by the Committee. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee.

i.    Performance Goals and/or any applicable modifiers need not be uniform among all participants and may be established separately for Commerce as a whole or for its various groups, divisions, subsidiaries and affiliates.

ii.    Performance Goals may include or exclude specified items of an unusual, non-recurring or extraordinary nature.

iii.    No award shall be paid to any EMC participant if the applicable minimum Performance Goal(s) are not achieved.

iv.    Performance Goals shall be set by the Committee before the end of the period that constitutes the earlier of the first ninety (90) days of, or the first twenty-five percent (25%) of the period of service to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goal.

5.    PAYMENT OF INCENTIVE AWARD

Incentive compensation awards are normally paid in the form of cash and awards will be paid as soon as practicable after the awards are determined, provided, that the recipient of an award shall not have elected to defer receipt of the incentive compensation award as hereinafter provided. Notwithstanding the foregoing, except for amounts deferred in accordance with Section 6, incentive compensation awards will be paid no later than the date 2-½ months following the end of the calendar year during which the performance period for the incentive compensation award ends.

6.    DEFERRAL OPTIONS

a.    Eligible employees who are members of a select group of management or highly compensated employees may elect to defer all or a portion of an incentive compensation award until the earlier to occur of the eligible employee’s (i) Disability or (ii) Separation from Service. Anyone who has made a deferral shall remain a “participant” until such individual has received payment of all of his or her accounts under this Plan. A deferral must be expressed either as “all” or a specified percentage effective for 2024 and future calendar years. The granting of an incentive compensation award is discretionary and neither delivery of deferral election materials nor an election to defer shall affect entitlement to such an award. All deferral elections made under the Plan are irrevocable. It is intended that this arrangement qualify as, and shall be administered to qualify as being unfunded and being primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

b.    An election to defer must be made in a manner satisfactory to the Retirement Committee and must be received by the Retirement Committee on or before the last business day of the year preceding the year for which performance is measured to determine the granting of an incentive compensation award. Notwithstanding the foregoing, in the case of any incentive compensation award that qualifies as being “performance-based compensation” within the meaning of Section 409A and that is attributable to a performance period that is at least 12 months in duration and is based on performance criteria established no later than the date 90 days after the commencement of the performance period (a “Performance Award”), the Retirement Committee may permit an election with regard to a Performance Award to be received by the Retirement Committee no later than 6 months prior to the expiration of such performance period (e.g., no later than June 30th for a performance period ending December 31), provided that the employee was employed by Commerce continuously from the date the performance criteria was established through the date of the election and that the payment of the Performance Award is not substantially certain or readily ascertainable at the time the election is received by the Retirement Committee. An election to defer any incentive compensation awards (including any Performance Award) shall become irrevocable as of the deadline for making such election.

c.    An eligible employee in electing a deferred payment shall also elect the accounts, from among the accounts that Commerce makes available to the participating employee, to which the relevant portion of the award deferral will be credited. Credits to available accounts for deferral of an incentive compensation award shall be determined from time to time based upon hypothetical measuring investments (the “Measuring Investments”) for each account; one of which shall consist of a Commerce Stock Account and the others of which shall be determined from time to time by the Retirement Committee in its discretion. Amounts credited to the Commerce Stock Account will be based on the closing price of Commerce stock on the date of the deferral. Such accounts are bookkeeping accounts only and are maintained for the sole purpose of determining the amount payable by Commerce to the eligible employee based upon the hypothetical performance of the Measuring Investments for each such account, determined as if the account had assets invested in the Measuring Investments of such account. No assets shall be segregated for the benefit of an eligible employee and the bookkeeping account shall not represent assets set aside for the benefit of an eligible employee.

With the exception of the Commerce Stock Account, a participant may elect to transfer credits between accounts at such times and from time to time, and the amount credited to all such accounts shall be determined from time to time, all pursuant to such rules, procedures and deadlines set by the Retirement Committee, which rules, procedures, and deadlines may be amended from time to time in such Retirement Committee’s discretion (the “Administrative Rules”). A participant may elect to transfer credits into the Commerce Stock Account, but not out of the Commerce Stock Account. Any election to transfer a credit to the Commerce Stock Account or among the other accounts (a “Transfer Election”) must be received by the Retirement Committee by the date set by the Retirement Committee and must be in a manner satisfactory to the Retirement Committee, in each case pursuant to the Administrative Rules. Any transfer to the Commerce Stock Account shall be based upon the closing price of Commerce Stock as reported by the National Association of Security Dealers National Market System on the trading day determined in accordance with the Administrative Rules. The credit transferred from any other account shall be based upon the amount credited to such account as of the date determined in accordance with the Administrative Rules.

d.    The accounts made available for the deferral of incentive compensation awards are bookkeeping accounts. Separate bookkeeping accounts will be maintained for each deferral year. The amount credited to each account, including any hypothetical earnings, gains or losses, will be determined in accordance with the Administrative Rules, based on the investment performance of the Measuring Investments for such Account. The timing and manner of making credits or debits to each account shall be determined in accordance with the Administrative Rules.

e.    Each participant shall receive a statement ( not less frequently than once per calendar year) setting forth the balance to the credit of such participant in each of the accounts.

f.    Amounts deferred under the provisions of Section 6 of this Plan will be disbursed to participants in accordance with the following:

(1)    The default time of payment of all accounts shall be during the calendar year following the calendar year in which a participant experiences the earlier of a Separation from Service or Disability. However, a participant may elect in accordance with this Section to instead commence payment during the ninety (90) days following the earlier of a Separation from Service or Disability.

The default form of payment will be in a single lump sum. However, a participant may elect in accordance with this Section that payment shall be made in installments over a period elected by the participant that is not less than 1 or more than 10 years. For 2023 and prior calendar years only, a participant may elect to receive a specified percentage of the amount in a single lump sum with the remainder of the amount paid in installments over a period elected by the participant that is not less than 1 or more than 10 years. Each installment payment will be made in an amount, less applicable withholding taxes, determined by multiplying the balance in the accounts by a fraction, the numerator of which is 1 and the denominator of which is a number equal to the remaining unpaid annual installments (including the installment being calculated).

For purposes of application of Code Section 409A to this provision, installments shall be treated as a single payment.

For 2024 and later calendar years, a participant may make a separate payment election for each year. A participant’s payment election, from among the alternatives permitted by the Plan, must be received by the Retirement Committee no later than the date the participant’s first election to defer incentive compensation awards becomes irrevocable. If a payment election is not timely received by the Retirement Committee, payment shall be made in the default form and time of payment as if no election has been made. Except as provided in subsection (2) below, the payment election shall become irrevocable as of the deadline for making such election.

Effective for any participant who first joins the Plan for 2024 or any later year, such participant’s benefit shall be paid in a single lump sum, notwithstanding any contrary election made by the participant, within 60 days following the participant’s Separation from Service if the balance of the participant’s aggregate bookkeeping accounts under the Plan is $25,000 or less.

(2)    A participant may elect to modify the time and/or form in which the payment of a benefit shall be made, subject to the following:

(i)    an election related to a distribution to be made upon a specified time or pursuant to a fixed schedule must be received by the Retirement Committee no less than twelve (12) months) prior to the date the first payment would otherwise be distributed to the participant;

(ii)    such election shall not take effect until at least twelve (12) months after the date on which the election is made; and

(iii)    the new payment commencement date is at least five (5) years after the date such payment otherwise would have been made (except in the case of a payment due to death or Disability).

A participant shall be permitted to only make two modification elections under this subsection (2) with respect to the bookkeeping account for any calendar year.

(3)    If a participant dies after the commencement of payments from such participant’s accounts other than the Commerce Stock Account, the designated beneficiary shall receive the remaining installments over the elected installment period.

(4)    With respect to a participant’s Commerce Stock Account, distribution shall be made by transferring to such participant a number of shares of Commerce stock, and cash for any fractional shares, equal to the portion of the units credited to the participant’s Commerce Stock Account being distributed, with the value thereof to be determined based upon the closing price for Commerce stock on the last business day of the month preceding the date of distribution. All other distributions shall be in cash. The participant must make arrangements satisfactory to Commerce to provide for payment to Commerce of federal, state, local, and payroll withholding taxes attributable to payment of a participant’s Commerce Stock Account.

(5)    Each participant shall have the right at any time to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be made in the event of death prior to complete distribution to the participant of the amounts due under this Plan. Any beneficiary designation may be changed by a participant by the filing of such change in a manner prescribed by the Retirement Committee. The filing of a new beneficiary designation will cancel all beneficiary designations previously filed and will apply to all deferrals in the account. If a beneficiary has not been designated or if all designated beneficiaries predecease the participant, then any amounts payable to the beneficiary shall be paid to the participant’s spouse (if married) or estate (if not married) in one lump sum.

(6)    If there is any change in the number or class of shares of Commerce stock through the declaration of stock dividend or other extraordinary dividends or recapitalization resulting in stock splits or combinations or exchanges of such shares or in the event of similar corporate transactions, each participant’s Commerce Stock Account shall be equitably adjusted to reflect any such change in the number or class of issued shares of common stock of Commerce or to reflect such similar corporate transaction.

(7)    Notwithstanding anything contained in this Plan to the contrary, if the participant is a “specified employee” (determined in accordance with 409A) as of the date of the participant’s termination of employment (other than due to the participant’s death), then any payment, benefit or entitlement provided for in this Agreement that constitutes “deferred compensation” within the meaning of Section 409A and that is payable during the first six months following the date of the participant’s termination of employment shall be paid or provided to the participant in a lump sum cash payment to be made on the earlier of (a) the participant’s death or (b) the first business day (or within 30 days after such first business day) of the seventh calendar month immediately following the month in which the date the participant’s termination of employment occurs. Amounts that would have been paid during the delay will be adjusted for earnings and losses in the manner determined by the Retirement Committee in its discretion and shall be included in the delayed payment.

(8)    Notwithstanding anything herein to the contrary, participants whose entire interest under the Plan (including any interest under all agreements, methods, programs, or other arrangements which are treated with this Plan as being a single nonqualified deferred compensation plan pursuant to Treasury Regulation section 1.409A-1(c)(2)) at any time payment of installments is due is equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B), the Retirement Committee may direct that the remaining amount due be paid in a single lump sum payment.

(9)    The terms “Separation from Service”, “termination of employment” and similar terms mean the date that the participant separates from service within the meaning of Section 409A. Generally, a participant separates from service if the participant dies, retires, or otherwise has a termination of employment with Commerce, determined in accordance with the following:

(i)    Leaves of Absence. The employment relationship is treated as continuing intact while the participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the participant retains a right to reemployment with Commerce under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the participant will return to perform services for Commerce. If the period of leave exceeds 6 months and the participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6 month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period of absence shall be substituted for such 6 month period.

(ii)    Dual Status. Generally, if a participant performs services both as an employee and an independent contractor, such participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a participant provides services to Commerce as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii), then the services provided as a Board member are not taken into account in determining whether the participant has a separation from service as an employee for purposes of this Plan.

(iii)    Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that Commerce and the participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the participant would perform after such date (whether as an employee or as an independent contractor except as provided in paragraph (ii)) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in paragraph (ii)) over the immediately preceding 36 month period (or the full period of services to Commerce if the participant has been providing services to Commerce less than 36 months). For periods during which a participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii) the participant is treated as providing bona fide services at a level equal to the level of services that the participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable 36 month (or shorter) period).

(iv)    Service with Related Companies. For purposes of determining whether a separation from service has occurred under the above provisions, “Commerce” shall include Commerce and all Related Companies.

(10)    The term “Related Companies” shall mean: (i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes Commerce); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with Commerce. For purposes of applying Code Sections 414(b) and (c), fifty percent (50%) is substituted for the eighty percent (80%) ownership level.

(11)    A participant has a “Disability” or shall be considered “Disabled” if the participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Commerce long-term disability plan.

(12)    Any reference to “Section 409A” shall mean Internal Revenue Code Section 409A and the regulations and other guidance issued with respect thereto.

7.    AMENDMENT AND TERMINATION OF PLAN

The Board may, at its discretion and at any time, amend the Plan in whole or in part. The Board may also terminate the Plan in its entirety at any time, and, upon such termination or such later date or dates, each participant shall receive, in a single distribution, (i) the shares and cash for the fractions thereof of Commerce Stock credited to the Commerce Stock Account, the value thereof to be determined based upon the closing price for Commerce stock on the last business day of the month preceding the date of distribution; and (ii) an amount equal to the then remaining amount credited to such participant’s accounts other than the Commerce Stock Account.

Notwithstanding anything herein to the contrary, the Board may, at any time, amend the Plan to allow any acceleration or delay of payment permitted by Section 409A and may apply such acceleration or delay to any participant’s accounts without the consent of the affected participant. The Board may, without the consent of any participant, terminate all or part of this Plan and direct that all or part of the accounts be paid during the period permitted by Section 409A, provided that all conditions of Section 409A are and will be satisfied.

8.    MISCELLANEOUS

a.    Each participant under this Plan shall be a general unsecured creditor of Commerce and nothing contained in this Plan shall create a trust of any kind or a fiduciary relationship between Commerce and the participant or the participant’s estate. Nothing contained herein shall be construed as conferring upon the participant the right to continued employment with Commerce or its subsidiaries or affiliates or to an incentive compensation award. Except as otherwise provided herein or by applicable law, benefits payable under this Plan may not be assigned or hypothecated, and no such benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same. Notwithstanding the foregoing or any other provision of the Plan to the contrary, the Plan will comply with a domestic relations order to the extent the Retirement Committee in its sole discretion determines that such order (i) satisfies the requirements of a “qualified domestic relations order” within the meaning of Section 414(p) of the Internal Revenue Code and (ii) provides for an immediate lump sum cash payment to the alternate payee under the order. An alternate payee may designate a beneficiary to receive the alternate payee’s awarded interest under a domestic relations order in the same manner that a participant may designate a beneficiary.

b.    Notwithstanding any other provision herein, Commerce may establish a trust subject to the claims of the general creditors of Commerce (a “rabbi trust”) and deposit amounts into the rabbi trust. Although any payments from the rabbi trust to a participant shall discharge Commerce’s obligation to the extent of payment made, this plan is unfunded and no participant shall have an interest in any rabbi trust asset.

c.    Notwithstanding any provision in this Plan to the contrary, this Plan shall be interpreted, construed and conformed in accordance with Section 409A. It is intended that all compensation and benefits payable or provided under this Plan shall fully comply with the provisions of Section 409A so as not to subject any participant to the additional tax, interest or penalties which may be imposed under Section 409A. However, it is understood that Section 409A is ambiguous in certain respects. Commerce, the Board, the Committee and the Retirement Committee will attempt in good faith not to take any action, and will attempt in good faith to refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon any participant under Section 409A. To the extent Commerce, the Board, the Committee and the Retirement Committee have acted or refrained from acting in good faith as required by this Section, neither they nor any of their members, employees, contractors or agents will be responsible for any consequences of failure to comply with Section 409A, and no participant shall be entitled to any damages related to any such failure even though this Plan requires certain actions to be taken in conformance with Section 409A.

d.    Any dispute, controversy or claim of whatever nature or kind arising out of, relating to or in connection with a participant’s participation in this Plan shall be finally resolved by arbitration held in Kansas City or St. Louis, Missouri, as determined by the participant. The arbitrator shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the Plan to arbitrate. As a condition of participating in the Plan, each participant acknowledges and agrees that any such arbitration shall be resolved on an individual basis only, and such participant shall not be permitted to bring or participate as a plaintiff or class member in any class or representative arbitration or other legal proceeding relating to the Plan. The arbitrator may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative or class proceeding. In the event any provision herein is deemed invalid or unenforceable, then the remaining portions of the arbitration clause will remain in force.

e.    Notwithstanding any other provisions in this Plan, the Committee may cancel any incentive compensation award to a participant, require reimbursement of any such award by a participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any recoupment or clawback policies adopted by Commerce to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the requirements of any national securities exchange or system upon which Shares are then listed or traded, or to comport with good corporate governance practices, as such policies may be amended from time to time. By accepting an incentive compensation award under this Plan, each participant agrees to be bound by the recoupment or clawback policy, as in effect or as may be adopted or modified from time to time by Commerce in its discretion. No recovery of compensation under such a recoupment or clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Commerce or any of its subsidiaries or affiliates.

f.    Subject to stockholder approval of the amended and restated Commerce Bancshares, Inc. Equity Incentive Plan at the annual meeting held in April 2023, any shares of Commerce stock distributed to a participant with respect to his or her Commerce Stock Account under this Plan shall be settled in unrestricted shares pursuant to, and subject to the share limitation of, the Commerce Bancshares, Inc. Equity Incentive Plan.

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This restatement is adopted pursuant to the authority conferred upon Commerce’s officers at the Board’s meeting held on October 27, 2023.